WORLDHEART COMPLETES MEDQUEST ACQUISITION

       The acquisition and related transactions include approximately $23 million in gross financing

Oakland, California - August 2, 2005 - (NASDAQ: WHRT, TSX: WHT) World Heart Corporation today announced the completion of the acquisition of MedQuest Products, Inc., a private Salt Lake City, Utah-based medical device company, in the development stages of its HeartQuest(TM) ventricular assist device (VAD). In conjunction with the acquisition, the Company raised approximately US$23 million in gross financing from a private placement with Maverick Venture Management, LLC, ("Maverick") and the exercise of certain outstanding warrants for the purchase of common shares.

"We believe that our industry needs both pulsatile and rotary pumps to treat the full spectrum of clinical needs of end and late-stage heart failure patients. With this acquisition, WorldHeart becomes the only company with a pipeline of small, silent, next-generation pulsatile and rotary systems under development," commented Jal S. Jassawalla, WorldHeart President and CEO. "We are pleased to have completed this time consuming transaction and are now able to better focus on the many challenges and opportunities of this emerging marketplace."

WorldHeart's Product Platform
-----------------------------

     o The Novacor(R) LVAS pulsatile device is the first device to provide a recipient with more than six years of circulatory support. It holds the industry record for longest support on a single pulsatile VAD of
          4.8 years and is currently commercially available as a Bridge-to-Transplant in the US, Canada, the European Union and Japan. In Europe, it is also commercially available for DT and Bridge-to-Recovery. In the US, it is under evaluation in a pivotal clinical study for DT (RELIANT trial);

     o The Novacor II LVAS is a small, bearingless, next-generation pulsatile VAD building on proven Novacor LVAS technology and driven by direct magnetic actuation. It is currently under development with the first successful animal trial completed last week; and

     o The HeartQuest VAD is an even smaller, next-generation rotary pump, now at an advanced development stage in preclinical animal and bench testing. A feasibility clinical trial is expected to be initiated by early 2006.


                                [GRAPHIC OMITTED]
                               TECHNOLOGY for LIFE
          WORLD HEART CORPORATION - 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 - FAX: (510) 563-5004
                               www.worldheart.com

Financing and Capital Structure Changes
---------------------------------------

In conjunction with the acquisition, WorldHeart completed a US$12 million private placement of approximately 8.9 million common shares at a price of US$1.35 per share with Maverick, a private investment firm focused on investing in emerging growth markets and the principal MedQuest shareholder. WorldHeart issued 9.3 million common shares to MedQuest in connection with the acquisition. Maverick and the shareholders of MedQuest now have approximately 33% ownership stake in the combined company.

All of the convertible debenture holders converted their debentures, at a conversion price of US$1.25 per common share, receiving approximately 10.7 million common shares. In addition, accrued interest was converted into additional common shares at a conversion price equal to market prices at the date of conversion. The convertible debenture holders also exercised all of their corresponding warrants, and received approximately 10.7 million common shares of the Company at an adjusted exercise price of US$1.00 per common share, resulting in gross proceeds to WorldHeart of approximately US$10.7 million.

Upon completion of these transactions WorldHeart has:

     o eliminated US$11.6 million of convertible debentures and up to US$2 million of interest that would have been payable over the remaining five-year life of the debentures;

     o issued approximately 10.7 million common shares in connection with the exercise of warrants;

     o    raised approximately US$23 million in gross financing proceeds; and

     o    approximately 55.4 million common shares outstanding.

These transactions both simplify the Company's capital structure and provide the capital to pursue development and commercialization of its products.

About WorldHeart
----------------
World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with a European office in Heesch, Netherlands and the MedQuest facility in Salt Lake City, Utah. WorldHeart's registered office is Ottawa, Ontario, Canada.

                                [GRAPHIC OMITTED]
                               TECHNOLOGY for LIFE
          WORLD HEART CORPORATION - 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 - FAX: (510) 563-5004
                               www.worldheart.com

The securities offered in connection with the acquisition and the Maverick private placement have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks associated with costs and delays posed by government regulation, limitations on third-party reimbursement, inability to protect proprietary technology, potential product liability, unachieved synergies and efficiencies of scale after the acquisition, including potential difficulties in the integration of the operations and other risks detailed in the Company's filings with the Securities and Exchange Commission, including its recently filed Proxy Statement and Amended Annual Report on Form 10-KSB/A for the year ended 2004.


                                      -30-

Contact Information:
World Heart Corporation
Richard Juelis (510) 563-4713
Peggy Allman (510) 563-4721
www.worldheart.com
------------------






                                [GRAPHIC OMITTED]
                               TECHNOLOGY for LIFE
          WORLD HEART CORPORATION - 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 - FAX: (510) 563-5004
                               www.worldheart.com